EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8 under the Securities Act of 1933 of American Tower Corporation (formerly American Tower Systems Corporation) of our reports dated March 6, 1998 (March 27, 1998 as to the sixth paragraph of Note 1 and the second paragraph of Note 4) and contained in a prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 on June 5, 1998 relating to Registration Statement No. 333-50111 of American Tower Systems Corporation on Form S-1 under the Securities Act of 1933 insofar as such report relates to the financial statements and schedules of American Tower Systems Corporation for the years ended December 31, 1997 and 1996 and the period from July 17, 1995 (Incorporation) to December 31, 1995.

DELOITTE & TOUCHE LLP
Boston, Massachusetts
June 8, 1998